Exhibit 10.46

UTSTARCOM, INC.

AMENDMENT TO EQUITY AWARDS

WHEREAS, UTStarcom, Inc. (the “Company”) previously granted [Name] (“Participant”) one or more awards of restricted stock units and/or performance share awards which are outstanding as of the effective date of this Amendment to Equity Awards (the “Amendment”) (each, an “Award” and collectively, the “Awards”) under the Company’s 2006 Equity Incentive Plan (the “Plan”) and pursuant to an award agreement for each such grant (each, an “Award Agreement” and collectively, the “Award Agreements”).

WHEREAS, the Company and Participant desire to amend the Award Agreements to come into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and official guidance promulgated thereunder (together, “Section 409A”).

NOW, THEREFORE, for good and valuable consideration, Participant and the Company (together, the “Parties”) agree that the Award Agreements are hereby amended as follows:

1.             Payment after Vesting.  The following provisions shall apply to all Award Agreements:

(a)           General Rule.  Awards shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period ending no later than the later of (i) the end of the calendar year that includes the vesting date, or (ii) the fifteenth (15th) day of the third (3rd) month following the vesting date.  In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Awards payable under this Amendment.

(b)           Acceleration.

(i)        Discretionary Acceleration.  Notwithstanding anything in the Plan, Award Agreement, this Amendment, or any other plan or agreement to the contrary, if the vesting of the Award is accelerated, the payment of such accelerated Award will be considered to have vested as of the date specified by the Administrator.  Subject to the provisions of this Section 1 and provisions in the Award Agreement relating to tax withholding, the payment of such accelerated portion of the Award nevertheless shall be made at the same time or times as if such Award had vested in accordance with the vesting schedule set forth in the Notice of Grant as if the acceleration had not been applied, including any necessary application of subsection (ii) below (whether or not Participant remains employed by the Company or an Affiliate as of such date(s)), unless earlier payment, in the judgment of the Administrator, would not cause Participant to incur an additional tax under Section 409A, in which case payment of the accelerated Awards will be made no later than the fifteenth (15th) day of the third (3rd) month (and in all cases within ninety (90) days) following the earliest permissible payment date that would not cause Participant to incur an additional tax under Section 409A (subject to subsection (ii) below).  Notwithstanding the foregoing, any delay in payment pursuant to this subsection (i) will cease upon Participant’s death and such payment will be made as soon as practicable after the date of Participant’s death (and in all cases within ninety (90) days following such death).

(ii)       Separation from Service.  Notwithstanding anything in the Plan, Award Agreement, this Amendment, or any other plan or agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Award is accelerated in connection with Participant’s termination as a Service Provider, such accelerated Award will not be payable by virtue of such acceleration until and unless Participant has a “separation from service” within the meaning of Section 409A.  Until Participant has a “separation from service,” the payment of such accelerated portion of the Award will be made at the same time or times as if such Award had vested in accordance with the vesting schedule set forth in the Notice of Grant as if the acceleration had not been applied.  Further, and notwithstanding anything in the Plan, the Award Agreement, this Amendment, or any other plan or agreement to the contrary, if any such accelerated Award would otherwise become payable upon a “separation from service” within the meaning of Section 409A, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such “separation from service” (other than due to Participant’s death) and (y) the payment of such accelerated Award will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Award will not be made until the date six (6) months and one (1) day following the date of Participant’s “separation from service”, unless Participant dies following his or her termination as a Service Provider, in which case, the Award will be paid in Shares to the Participant’s estate as soon as practicable following his or her death (and in all cases within ninety (90) days of Participant’s death).

(iii)      Change in Control.  Notwithstanding anything in the Plan, Award Agreement, this Amendment, or any other plan or agreement to the contrary, if the vesting of all or a portion of the Award accelerates (i) pursuant to Section 14(c) of the Plan in the event of a Change in Control that is not a “change in control” within the meaning of Section 409A or (ii) pursuant to any other plan or agreement that provides for acceleration in the event of a change in control that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional awards existing as a result of Section 14(a) of the Plan) will be made in accordance with the payment rules that apply to discretionary accelerations under subsection (i) above.  If the vesting of all or a portion of the Award accelerates in the event of a “change in control” within the meaning of Section 409A, then the payment of such accelerated Award shall be paid no later than the date that is the fifteenth (15th) day of the third (3rd) month (and in all cases within ninety (90) days) from the vesting date.

(b)                Section 409A.  It is the intent of this Award Agreement to comply with the requirements of Section 409A so that the Award under this Award Agreement or Shares issuable thereunder will not be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Each payment and benefit payable under the Award Agreements is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).

2.             Entire Agreement.  This Amendment, the Award Agreements, and the Plan constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  This Amendment may be amended at any time only by mutual written agreement of the Parties.

3.             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the         day of December 2008.

	UTSTARCOM, INC.	PARTICIPANT

By:

Title:

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